JOSEPH GUNNAR
& CO., LLC

January 15, 2019

Mr. Martin Sumichrast
Chairman & Chief Executive Officer
Level Brands, Inc.
4521 Sharon Road Suite 407
Charlotte, NC 28211

Dear Mr. Sumichrast:

We are pleased that Level Brands, Inc. ("Level Brands" or the "Company") has decided to retain Joseph Gunnar LLC ("Gunnar") to provide general financial advisory services to the Company as set forth herein. This letter agreement ("Agreement") will confirm Gunnar's acceptance of such retention and set forth the terms of our engagement.

1. **Retention.** The Company hereby retains Gunnar on a non-exclusive basis as its financial advisor and investment banker to provide general financial advisory services, and Gunnar accepts such retention on the terms and conditions set forth in this Agreement. In connection with this Agreement, Gunnar may provide certain or all of the following services (collectively referred to as the "Advisory Services"):

(a) assist the Company with strategic introductions and conduct non-deal roadshows.

(b) work closely with the Company's management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value.

(c) provide such other financial advisory services upon which the parties may mutually agree.

It is expressly understood and agreed that Gunnar shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Gunnar need not perform each of the above-referenced tasks in order to receive the fees described in Section 2. It is further understood that Gunnar's tasks may not be limited to those enumerated in this paragraph. Gunnar acknowledges that the Company has engaged other advisors to provide Advisory Services and that the Company is party to an underwriting agreement dated September 28, 2018 with ThinkEquity, A Division of Fordham Financial Management, Inc. ("Think") which provides Think an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent for a period of six (6) months from the date of the underwriting agreement.

2. **Compensation.** As consideration for Gunnar's services pursuant to this Agreement, Gunnar shall be

entitled to receive, and the Company agrees to pay Gunnar, the following compensation:

The Company will issue to Gunnar or its designees 25,000 shares of the Company's restricted Common Stock ("Common Stock") upon execution of this Agreement and will be valued at the closing price of the common stock on the date immediately prior to the effective date of this Agreement, which was $3.09 per share. The restricted shares of Common Stock will have same rights afforded other holders of the Company's Common Stock.

3. **Confidentiality.** Except as required by law or court order, Gunnar will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to Gunnar or which hereinafter may become known to Gunnar and Gunnar shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of the Company. For purposes of this Agreement, "trade secrets or confidential or proprietary information" includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

4. **Expenses.** In addition to payment to Gunnar of the compensation set forth in Section 2 hereof, the Company shall promptly upon request from time to time reimburse Gunnar for all pre-approved reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Gunnar in connection with its engagement hereunder. Gunnar will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $2,500 without prior authorization of the Company.

5. **Indemnification.** In connection with the Company's engagement of Gunnar hereunder , the Company hereby agrees to indemnify and hold harmless Gunnar and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a "Claim"), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of Gunnar, or (B) otherwise relate to or arise out of Gunnar's activities on the Company's behalf under this Agreement, and the Company shall reimburse any Indemnified person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the negligence or willful misconduct of any person seeking indemnification for such Claim.

6. **Other Activities.** The Company acknowledges that Gunnar has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Gunnar contained in Section 3 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Gunnar or of any member, manager, officer, employee, agent or representative of Gunnar, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of Gunnar to render services of any kind to any other corporation, firm, individual or association. Gunnar may, but shall not be required to, present opportunities to the Company.

7. **Term and Termination; Survival of Provisions.** This Agreement is effective January 1, 2019 until December 31, 2019 and will automatically renew for one (1) year periods except that either Gunnar or the Company may terminate this Agreement at any time upon 30 days' written notice to the other party after December 1, 2019 (the "Termination Date"). In the event of such termination, the Company shall reimburse Gunnar for all expenses incurred by Gunnar in connection with its services hereunder pursuant to Section 2 hereof. All such reimbursements due to Gunnar pursuant to the immediately preceding sentence shall be paid to Gunnar on or before the Termination Date (in the event such reimbursements are owed as of the Termination Date). . Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections 3, 4, 5, 6, 7, 8, 9 and 16 shall survive the termination of this Agreement.

8. **Notices.** All notices will be in writing and will be effective when delivered in person or sent via U.S. Mail or private carrier or via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:

Level Brands Inc.
4521 Sharon Road Suite 407
Charlotte, NC 28211
Attention: Martin Sumichrast
Telephone: (704) 445-5800

To Joseph Gunnar & Co.:

Joseph Gunnar & Co., LLC
30 Broad Street, Floor 11,
New York, NY 10004,
Attention: Stephan A. Stein
Telephone: (212) 440-9650

9. **Governing Law; Arbitration.** This Agreement shall be enforced, governed by and construed in accordance with the laws of New York without regard to principles of conflict of laws. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association ("AAA") in New York City. The following arbitration agreement should be read in conjunction with these disclosures:

(a) ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b) THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d) THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN GUNNAR AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO (a) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (b) THE RELATIONSHIP OF THE PARTIES HERETO, OR (c) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

10. **Amendments.** This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

11. **Headings.** The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

12. **Successors and Assigns.** The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Gunnar nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

13. **No Third Party Beneficiaries.** This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Gunnar is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company's stockholders or creditors or any other person by virtue of this Agreement or the retention of Gunnar hereunder.

14. **Waiver.** Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

15. **Counterparts.** This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

16. **Disclaimers.** The Company agrees that any and all decisions, acts, actions, or omissions with respect to the services contemplated by this Agreement and the other matters contemplated herein shall be the sole

responsibility of the Company, and that the performance by Gunnar of services hereunder will in no way expose Gunnar to any liability for any such decisions, acts, actions or omissions of the Company.

If the terms of our engagement as set forth in this letter are satisfactory to you, please confirm by signing and returning one copy of this letter.

Very truly yours,

Joseph Gunnar & Co.

By: ______________________________

Stephan A. Stein, President

Agreed to and accepted effective this __th day of January, 2019, with authorization by Board of Directors

LEVEL BRANDS, INC.

____

Name: Martin Sumichrast

Title: Chairman & Chief Executive Office